Exhibit 3.04

[GRAPHIC APPEARS HERE]

I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “FIREARMS TRAINING SYSTEMS, INC.”, FILED IN THIS OFFICE ON THE TWENTY-FIFTH DAY OF AUGUST, A.D. 2000, AT 10:44 O’CLOCK A.M.

	[GRAPHIC APPEARS HERE]	/s/ HARRIET SMITH WINDSOR
Harriet Smith Windsor,
Secretary of State

2035152 8100		AUTHENTICATION: 2497061

030422741		DATE: 06-26-03

CERTIFICATE OF AMENDMENT TO THE

CERTIFICATE OF INCORPORATION OF

FIREARMS TRAINING SYSTEMS, INC.

FIREARMS TRAINING SYSTEMS, INC., a Delaware corporation, DOES HEREBY CERTIFY THAT:

1. In accordance with the provisions of Section 242 of the Delaware General Corporation Law, an amendment to the Certificate of Incorporation of this Corporation has been duly adopted by the Corporation.

2. Said amendment amends the first paragraph of ARTICLE FOURTH to the Certificate of Incorporation to read as follows:

“The Corporation is authorized to issue three classes of shares to be designated as Preferred Stock, Class A Common Stock and Class B Non-Voting Common Stock. The total number of shares of Preferred Stock the Corporation shall have authority to issue shall be 100,000, $.10 par value, and the total number of shares of Class A Common Stock the Corporation shall have the authority to issue shall be 100,000,000, $.000006 par value, and the total number of shares of Class B Non-Voting Common Stock the Corporation shall have the authority to issue shall be 6,200,000, $.000006 par value.”

IN WITNESS WHEREOF, FIREARMS TRAINING SYSTEMS, INC. has caused this Certificate of Amendment to be signed this 25th day of August, 2000.

FIREARMS TRAINING SYSTEMS, INC.

By:	/s/ JOHN A. MORELLI

John A. Morelli
Secretary

STATE OF DELAWARE SECRETARY OF STATE DIVISION OF CORPORATIONS FILED 10:44 AM 08/25/2000 0001431123 - 2035152